                                                                    EXHIBIT 4.3


                    AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

         THIS AMENDMENT (the "Amendment") to that certain Convertible Promissory Note (the "Note"), dated June 30, 2001, in the original principal amount of $_________, is made as of this 31st day of March, 2003, by and between CONTINUCARE CORPORATION, a Florida corporation (the "Company") and _______________ (the "Holder").

                                    RECITALS

         WHEREAS, in accordance with Article VII of the Note, the Company and the Holder desire to amend the Note to (i) revise Schedule I, the schedule of payments of principal, (ii) extend the Maturity Date (as defined below) of the Note to October 31, 2006, and (iii) increase the interest rate on the last installment payment of principal set forth on Schedule I to the Note from 7% per annum to 9% per annum.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. In Section 1 of the Note, the definition of "Maturity Date" is hereby amended by deleting such definition in its entirety and substituting therefor a new definition to read as follows:

                  "Maturity Date shall mean October 31, 2006."

         2. In Section 1 of the Note, the following definitions shall be added:

                           "First Installment" shall mean the aggregate principal amount of $______________ due and payable by the Company to the Holder on October 31, 2004, as set forth on Schedule 1 to this Note.

                           "Second Installment" shall mean the aggregate principal amount of $______________ due and payable by the Company to the Holder on October 31, 2005, as set forth on Schedule 1 to this Note.

                           "Third Installment" shall mean the aggregate principal amount of $______________ due and payable by the Company to the Holder on October 31, 2006, as set forth on Schedule 1 to this Note.

         3.       Section 2.1(a) of the Note is hereby amended by deleting such
Section 2.1(a) in its entirety and substituting therefor a new Section 2.1(a) to read as follows:

                  "Section 2.1      Interest.

                           (a) This Security shall bear interest as follows (each referred to as a "Coupon Rate"): (i) 7% per annum on the First Installment and Second Installment, and (ii) effective as of April 1, 2003, 9% per annum on the Third


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         Installment, until such installment of principal becomes due and payable, and on any overdue installment of principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the applicable Coupon Rate, compounded quarterly, payable quarterly in arrears on July 31, October 31, January 31 and April 30 of each year (each, an "Interest Payment Date") commencing on January 31, 2002, to the Person in whose name this Security or any Predecessor Security is registered, at the close of business on the regular record date for such interest installment, which shall be July 15, October 15, January 15 and April 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each a "Regular Record Date").

         4.       Schedule I of the Note is hereby amended by deleting such
Schedule I in its entirety and substituting therefor a new schedule to read as follows:


                                  "Schedule I

                              Payment of Principal


                      Date              Amount of Principal Matured

                    10/31/2004                   $

                    10/31/2005                   $

                    10/31/2006                   $


         5. Except as specifically amended hereby, the Note is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

         6. This Amendment shall be deemed a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         7. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall constitute but one and the same instrument.


                                   * * * * *


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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                           THE COMPANY:

                           CONTINUCARE CORPORATION


                           By:
                              -------------------------------------------------
                           Name: Spencer Angel
                           Title: Chief Executive Officer and President


                           HOLDER:


                           By:
                              -------------------------------------------------
                           Name:
                           Title:


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